Karat Packaging Reports 2022 Second Quarter Financial Results

– Record Quarterly Revenue of $114.9 Million with Continued Strengthening in Profitability –
– Reiterates Revenue and Gross Margin Outlook for 2022 –

CHINO, Calif, August 11, 2022 – Karat Packaging Inc. (Nasdaq: KRT) (“Karat”), a specialty distributor and manufacturer of environmentally friendly, disposable foodservice products and related items, today announced financial results for its quarter ended June 30, 2022.

Second Quarter 2022 Highlights

•Record quarterly net sales of $114.9 million, up 21.5 percent from the prior-year quarter.
•Gross profit of $34.0 million, up 20.9 percent from the prior-year quarter.
•Gross margin of 29.6 percent, including expected impact from freight and duty capitalization, versus 29.7 percent in the prior-year quarter.
•Net income of $7.2 million (net income margin of 6.3 percent), versus $9.3 million (net income margin of 9.9 percent), including a gain on forgiveness of debt of $5 million, in the prior-year quarter.
•Adjusted EBITDA of $11.8 million, up 14.6 percent from the prior-year quarter.
•Adjusted EBITDA margin of 10.3 percent versus 10.9 percent in the prior-year quarter.

2022 Outlook

•Net sales for the 2022 third quarter: $117 million to $120 million, up from $102.7 million for the 2021 third quarter.
•Net sales for the 2022 full year: $445 million to $449 million, versus $364.2 million in 2021.
•Gross margin goal for the 2022 full year: 31 percent to 32 percent on average, including expected impact from freight and duty capitalization for the remainder of 2022.

“Results for our second quarter continued to reflect strong demand, including our ability to grow wallet share from existing and new customers,” said Alan Yu, chief executive officer. “The positive sales performance was across all categories, paced by 30 percent growth in the distributors channel and 50 percentage growth in our eco-friendly products.”

“Sales were negatively impacted by fewer order fulfillments of approximately $2 million, caused by shipping delays between our Chino manufacturing plant and other Karat warehouses, including two facilities that we recently leased in May 2022. The quarter’s shipping delay issues were transitional due to inventory overflow received in May and June and I thank the entire Karat team for working diligently to resolve the issues.”

“Our joint venture announced in April, Green Earth Technology in Taiwan, is progressing well. The 180,000-square-foot, state-of-the art automated bagasse factory in Taiwan to produce 100% compostable foodservice products is expected to be completed ahead of schedule, with production and initial shipments to begin before the end of this year.”

“As more cities and states in the U.S. and around the world enact new regulations to ban Styrofoam and single use plastic, we are experiencing increased inquiries from national chain and grocery accounts for compostable products. Karat is committed to its leadership position in the eco-friendly disposable foodservice products arena. We are in discussions with our partner to expand the manufacturing capacity in our Taiwan joint venture, and we plan to accelerate our initiative to build a bagasse factory in the U.S. in 2023, using the proprietary manufacturing processes of the new Taiwan facility,” Mr. Yu added.

Second Quarter 2022 Financial Results

Net sales for the 2022 second quarter increased 21.5 percent to $114.9 million, from $94.5 million in the prior-year quarter.

Gross profit for the 2022 second quarter increased 20.9 percent to $34.0 million, from $28.1 million in the prior-year quarter.

Despite the higher freight and duty costs in the 2022 second quarter, gross margin was 29.6 percent, consistent with 29.7 percent in the prior-year quarter. Gross margin was favorably impacted by a shift to higher margin products, such as environmentally friendly products, price increases implemented to partially offset increased product, ocean freight and labor costs, favorable foreign currency exchange rate impact, along with improved operating efficiencies and leverage.

Operating expenses in the 2022 second quarter were $26.2 million, or 22.8% of net sales, compared with $21.2 million, or 22.5% of net sales, in the prior-year quarter. The increase included higher rent and stock-compensation expense, incremental warehouse transfer costs to manage inventory overflow, higher demurrage fees, and additional temporary labor costs, including COVID-19 related illness.

Operating income in the second quarter of 2022 was $7.8 million, or 6.8 percent of net sales, compared with $6.9 million, or 7.3 percent of net sales, in the prior-year quarter.

Other income totaled $1.1 million in the 2022 second quarter, compared with $4.0 million in the prior-year quarter. The $1.1 million other income for the three months ended June 30, 2022 consisted primarily of a gain on foreign currency transactions of $0.9 million and net interest income of $0.2 million. The decrease primarily reflects a gain of $5.0 million from forgiveness of the Paycheck Protection Program (PPP) loan, partially offset by an interest expense of $1.1 million in the prior-year quarter.

The effective tax rate for the 2022 second quarter was 19.5 percent, compared with 14.2 percent for the prior-year quarter. The lower tax rate last year was primarily attributable to the gain of $5.0 million from forgiveness of the PPP loan.

Net income and net income margin for the 2022 second quarter were $7.2 million and 6.3 percent, respectively, compared with $9.3 million and 9.9 percent, respectively, in the prior-year quarter. 2021 second quarter results included the $5.0 million gain from forgiveness of the PPP loan. Net income attributable to Karat in the 2022 second quarter was $6.3 million, or $0.32 per diluted share, compared with $9.6 million, or $0.50 per diluted share, in the prior-year quarter.

Adjusted EBITDA totaled $11.8 million in the 2022 second quarter, compared with $10.3 million in the prior-year quarter. Adjusted EBITDA margin, a non-GAAP measure defined below, was 10.3 percent of net sales, compared with 10.9 percent in the prior-year quarter.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, rose to $0.34 per share, from $0.29 per share in the prior-year quarter.

Six-Month 2022 Financial Results

Net sales for the first six months of 2022 increased 29.4 percent to $220.3 million, from $170.2 million in the same period last year.

Gross profit for the first six months of 2022 increased 37.3 percent to $68.3 million, from $49.7 million in the same period last year.

Despite the higher freight and duty costs in the first six months of 2022, gross margin was 31.0 percent, an increase from 29.2 percent in the same period last year. Gross margin was favorably impacted by a shift to higher margin products, such as environmentally friendly products, price increases implemented to partially offset increased product, ocean freight and labor costs, favorable foreign currency exchange rate impact, along with improved operating efficiencies and leverage.

Operating expenses were $51.0 million in the 2022 year-to-date period, compared with $39.1 million in the same period last year. The increase included higher rent, production and stock-compensation expense, incremental warehouse transfer costs to manage inventory overflow, higher demurrage fees, and additional temporary labor costs, including COVID-19 related illness.

Operating income increased to $17.3 million in the first six months of 2022, or 7.8 percent of net sales, compared with $10.6 million, or 6.3 percent of net sales, in the same period last year.

Other income totaled $2.3 million in the first half of 2022, compared with $4.5 million in the same period last year. Other income in the 2021 year-to-date period primarily reflects the $5.0 million gain on forgiveness of the PPP loan recorded in the second quarter.

Net income increased to $15.1 million for the first six months of 2022, from $12.4 million in the same period last year, including the $5.0 million gain on forgiveness of the PPP loan. Net income margin was 6.9 percent in the first six months of 2022, versus 7.3 percent in the same period last year. Net income attributable to Karat was $13.0 million, or $0.65 per diluted share, in the first six months of 2022, compared with $11.4 million, or $0.66 per diluted share, in the same period last year.

Adjusted EBITDA increased to $24.8 million in the first six months of 2022, compared with $17.2 million in the same period last year. Adjusted EBITDA margin was 11.3 percent in the 2022 year-to-date period, compared with 10.1 percent in the same period last year.

Investor Conference Call

The Company will host an investor conference call today, August 11, 2022, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss its 2022 second quarter results.

Phone: 800-715-9871 (domestic); 646-307-1963 (international)
Conference ID: 6108821
Webcast: Accessible at http://investor.karatpackaging.com/; archive available for approximately one year

About Karat Packaging Inc.
Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of environmentally friendly, disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the company’s website at www.karatpackaging.com.

Caution Concerning Forward-Looking Statements
Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements, including, but not limited to, achieving continued increases in customer demand, along with achieving third quarter and full year financial guidance, are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Investor Relations and Media Contacts:

PondelWilkinson Inc.
Judy Lin Sfetcu/Roger Pondel
310-279-5980
ir@karatpackaging.com

KARAT PACKAGING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$114,881	$94,526	$220,294	$170,199
Cost of goods sold	80,917	66,428	152,041	120,475
Gross profit	33,964	28,098	68,253	49,724
Operating expenses
Selling expense	9,468	7,771	18,805	14,171
General and administrative expense (including $671 and $681 associated with variable interest entity for the three months ended June 30, 2022 and 2021, respectively; $1,234 and $1,300 associated with variable interest entity for the six months ended June 30, 2022 and 2021, respectively)	16,694	13,457	32,155	24,912
Total operating expenses	26,162	21,228	50,960	39,083
Operating income	7,802	6,870	17,293	10,641
Other income (expense)
Rental income (including $238 and $246 associated with variable interest entity for the three months ended June 30, 2022 and 2021, respectively; and $476 and $492 associated with variable interest entity for the six months ended June 30, 2022 and 2021, respectively)	238	246	476	492
Other (expense) income	(181)	16	(263)	122
Gain (Loss) on foreign currency transactions	850	(119)	983	(284)
Interest income (expense) (including $386 interest income and $821 interest expense associated with variable interest entity for the three months ended June 30, 2022 and 2021, respectively; and $1,251 interest income and $10 interest expense associated with variable interest entity for the six months ended June 30, 2022 and 2021, respectively)	237	(1,128)	1,077	(850)
Gain on forgiveness of debt	—	5,000	—	5,000
Total other income	1,144	4,015	2,273	4,480
Income before provision for income taxes	8,946	10,885	19,566	15,121
Provision for income taxes	1,746	1,547	4,423	2,733
Net income	7,200	9,338	15,143	12,388
Net income (loss) attributable to noncontrolling interest	856	(245)	2,132	1,025
Net income attributable to Karat Packaging Inc.	$6,344	$9,583	$13,011	$11,363
Basic and diluted earnings per share:
Basic	$0.32	$0.51	$0.66	$0.67
Diluted	$0.32	$0.50	$0.65	$0.66
Weighted average common shares outstanding, basic	19,809,417	18,908,648	19,808,505	17,048,160
Weighted average common shares outstanding, diluted	19,926,695	19,025,871	19,914,044	17,165,383

KARAT PACKAGING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share data)

	June 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents (including $932 and $1,163 associated with variable interest entity at June 30, 2022 and December 31, 2021, respectively)	$3,501	$6,483
Accounts receivable, net of allowances of $1,734 and $583 at June 30, 2022 and December 31, 2021, respectively (including $6 and $24 associated with variable interest entity at June 30, 2022 and December 31, 2021, respectively)	38,473	32,776
Inventories	85,475	58,472
Prepaid expenses and other current assets (including $200 and $63 associated with variable interest entity at June 30, 2022 and December 31, 2021, respectively)	6,691	5,141
Total current assets	134,140	102,872
Property and equipment, net (including $46,006 and $46,612 associated with variable interest entity at June 30, 2022 and December 31, 2021, respectively)	95,044	93,475
Deposits	13,287	6,885
Goodwill	3,510	3,510
Intangible assets, net	367	380
Other assets (including $60 and $65 associated with variable interest entity at June 30, 2022 and December 31, 2021, respectively)	840	477
Total assets	$247,188	$207,599

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable (including $4 and $136 associated with variable interest entity at June 30, 2022 and December 31, 2021, respectively)	$23,325	$18,470
Accrued expenses (including $281 and $68 associated with variable interest entity at June 30, 2022 and December 31, 2021, respectively)	7,873	7,813
Related party payable	3,204	2,003
Income taxes payable (including $0 and $9 associated with variable interest entity at June 30, 2022 and December 31, 2021, respectively)	—	85
Customer deposits (including $81 and $88 associated with variable interest entity as of June 30, 2022 and December 31, 2021, respectively)	1,619	1,215
Debt, current portion (including $910 and $1,178 associated with variable interest entity at June 30, 2022 and December 31, 2021, respectively)	910	1,178
Other payables	482	—
Total current liabilities	37,413	30,764

	June 30, 2022	December 31, 2021
Deferred tax liability	5,634	5,634
Line of credit	11,600	—
Long-term debt, net of current portion and debt discount of $239 and $200 as of June 30, 2022 and December 31, 2021, respectively (including $42,016 and $35,339 associated with variable interest entity at June 30, 2022 and December 31, 2021, respectively, and debt discount of $239 and $200 associated with variable interest entity as of June 30, 2022 and December 31, 2021, respectively)	42,016	35,339
Other liabilities (including $1,324 and $2,637 associated with variable interest entity at June 30, 2022 and December 31, 2021, respectively)	3,004	3,837
Total liabilities	99,667	75,574

Karat Packaging Inc. stockholders’ equity
Common stock, $0.001 par value, 100,000,000 shares authorized, 19,832,417 and 19,809,417 shares issued and outstanding, respectively, at June 30, 2022; 19,827,417 and 19,804,417 shares issued and outstanding, respectively, at December 31, 2021	20	20
Additional paid in capital	84,921	83,694
Treasury stock, $0.001 par value, 23,000 shares at both June 30, 2022 and December 31, 2021	(248)	(248)
Retained earnings	52,445	39,434
Total Karat Packaging Inc. stockholders’ equity	137,138	122,900
Noncontrolling interest	10,383	9,125
Total stockholders’ equity	147,521	132,025
Total liabilities and stockholders’ equity	$247,188	$207,599

KARAT PACKAGING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities
Net income	$15,143	$12,388
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	5,148	4,943
Adjustments to accounts receivable reserves	1,151	—
Adjustments to inventory reserves	513	—
Gain on sale of asset	(17)	—
Change in fair value of interest rate swap	(2,159)	(1,143)
Amortization of loan fees	18	6
Stock-based compensation	1,176	240
Gain on forgiveness of debt	—	(5,000)
(Increase) decrease in operating assets
Accounts receivable	(6,848)	(8,760)
Inventories	(27,516)	(13,134)
Prepaid expenses and other current assets	(1,697)	3,099
Deposits	(163)	(144)
Other assets	87	91
Increase (decrease) in operating liabilities
Accounts payable	4,855	4,285
Accrued expenses	552	1,625
Related party payable	1,201	(1,430)
Income taxes payable	(85)	(41)
Customer deposits	404	658
Other liabilities	9	—
Other payable	482	(370)
Net cash used in operating activities	$(7,746)	$(2,687)
Cash flows from investing activities
Purchases of property and equipment	(1,615)	(957)
Proceeds from disposal of property and equipment	35	—
Deposits paid for joint venture investment	(4,000)	—
Deposits paid for property and equipment	(7,596)	(2,989)
Proceeds from settlement of interest rate swap	825	—
Acquisition of Pacific Cup, Inc., net of cash acquired	—	(893)
Net cash used in investing activities	$(12,351)	$(4,839)
Cash flows from financing activities
Proceeds from line of credit	20,100	1,470
Payments on line of credit	(8,500)	(31,400)
Proceeds from long-term debt	27,477	—
Payments on long-term debt	(21,139)	(22,726)
Proceeds from exercise of stock options	51	67,592
Payments on capital lease obligations	—	(176)
Payments of noncontrolling interest tax withholding	(874)	—
Net cash provided by financing activities	$17,115	$14,760
Net (decrease) increase in cash and cash equivalents	(2,982)	7,234

	Six Months Ended June 30,
	2022	2021
Cash and cash equivalents
Beginning of year	$6,483	448
End of year	$3,501	$7,682
Supplemental disclosures of non-cash investing and financing activities:
Transfers from deposit to property and equipment	$5,107	$1,338
Acquisition price of Pacific Cup, Inc. included within deposits	$—	$100
Gain on forgiveness of debt	$—	$5,000
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$5,830	$1,574
Cash paid for interest	$1,074	$1,975

KARAT PACKAGING INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(In thousands, except per share amounts)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA margin:	Three Months Ended June 30,				Six Months Ended June 30,
	2022		2021		2022		2021
	Amounts	% of revenue	Amounts	% of revenue	Amounts	% of revenue	Amounts	% of revenue
Net income:	$7,200	6.3%	$9,338	9.9%	$15,143	6.9%	$12,388	7.3%
Add (deduct):
Interest income (expense), net	(237)	(0.2)	1,128	1.2	(1,077)	(0.5)	850	0.5
Provision for income taxes	1,746	1.5	1,547	1.6	4,423	2.0	2,733	1.6
Depreciation and amortization	2,564	2.2	2,479	2.6	5,148	2.4	4,943	2.9
Stock-based compensation expense	565	0.5	240	0.3	1,176	0.5	240	0.1
IPO related expenses	—	—	601	0.6	—	—	997	0.6
Gain on forgiveness of debt	—	—	(5,000)	(5.3)	—	—	(5,000)	(2.9)
Adjusted EBITDA	$11,838	10.3%	$10,333	10.9%	$24,813	11.3%	$17,151	10.1%

Reconciliation of Adjusted Diluted Earnings Per Common Share	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Diluted earnings per common share:	$0.32	$0.50	$0.65	$0.66
Add (deduct):
Stock-based compensation expense	0.03	0.01	0.06	0.01
IPO related expenses	—	0.03	—	0.06
Gain on forgiveness of debt	—	(0.26)	—	(0.29)
Income tax impact of adjustments	(0.01)	0.01	(0.01)	0.01
Adjusted diluted earnings per common shares	$0.34	$0.29	$0.70	$0.45

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended June 30, 2022				Six Months Ended June 30, 2022
	Karat Packaging	Global Wells	Eliminations	Consolidated	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss):	$6,255	$990	$(45)	$7,200	$13,036	$2,465	$(358)	$15,143
Add:
Interest expense (income), net	149	(386)	—	(237)	174	(1,251)	—	(1,077)
Provision for income taxes	1,746	—	—	1,746	4,423	—	—	4,423
Depreciation and amortization	2,261	303	—	2,564	4,541	607	—	5,148
Stock-based compensation expense	565	—	—	565	1,176	—	—	1,176
Adjusted EBITDA	$10,976	$907	$(45)	$11,838	$23,350	$1,821	$(358)	$24,813

Reconciliation of Adjusted EBITDA by Entity:	Three Months Ended June 30, 2021				Six Months Ended June 30, 2021
	Karat Packaging	Global Wells	Eliminations	Consolidated	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss):	$9,583	$(284)	$39	$9,338	$11,363	$1,185	$(160)	$12,388
Add (deduct)
Interest expense (income), net	287	841	—	1,128	840	10	—	850
Provision for income taxes	1,547	—	—	1,547	2,733	—	—	2,733
Depreciation and amortization	2,175	304	—	2,479	4,336	607	—	4,943
Stock-based compensation expense	240	—	—	240	240	—	—	240
IPO related expenses	601	—	—	601	997	—	—	997
Gain on forgiveness of debt	(5,000)	—	—	(5,000)	(5,000)	—	—	(5,000)
Adjusted EBITDA	$9,433	$861	$39	$10,333	$15,509	$1,802	$(160)	$17,151

Use of Non-GAAP Financial Measures

Karat utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:
•Beginning in the fourth quarter of fiscal 2021, Adjusted EBITDA is calculated as net income before interest and income taxes, depreciation and amortization, stock-based compensation expense, IPO related expenses and gain on forgiveness of debt. The prior period Adjusted EBITDA has been revised to conform to this definition.
•Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net sales.
•Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus the per share impact of stock-based compensation, IPO related expense and gain on forgiveness of debt, and adjusted for the related tax effects of these adjustments.

We believe the above-mentioned non-GAAP measures, which are used by management to assess the core performance of Karat, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of Karat and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

KARAT PACKAGING INC. AND SUBSIDIARIES
NET SALES BY CATEGORY (UNAUDITED)
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)
National and regional chains	$25,081	$22,310	$49,987	$40,599
Distributors	66,399	50,967	125,523	90,977
Online	15,491	13,703	29,040	25,146
Retail	7,910	7,546	15,744	13,477
	$114,881	$94,526	$220,294	$170,199